Exhibit 19.1

Espey Mfg. & Electronics Policy on Insider Trading

(Revised March 8, 2024)

This Insider Trading Policy describes the standards of Espey Mfg. & Electronics Corp. (the "Company") on trading, and causing the trading of, the Company's securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy applies to all directors, officers and employees of the Company and their immediate family members (“Covered Persons”). Executive officers, directors (collectively, “Company Insiders”), and certain other employees that the Company may designate from time to time as “Company Insiders” because of their position, responsibilities or their actual or potential access to material information, are subject to prohibited transactions set forth in Section 7 below.

The federal securities laws prohibit so-called "insider trading." Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company's securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "nonpublic." These terms are defined in this Policy in Section 3 below. The prohibitions would apply to any Covered Person who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

1. Applicability

This Policy applies to all trading or other transactions in the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) No Covered Person may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms "material" and "nonpublic" are defined in Section 3(a) and (b) below.)

(b) No Covered Person who knows of any material nonpublic information about the Company may communicate that information to ("tip") any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c) No Covered Person may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No Covered Person who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.

(d) Company Insiders may buy, sell, donate or otherwise transact business in any Company securities only while the Company’s trading window is open. The Company’s trading window opens the third full trading day following the Company’s public announcements of quarterly earnings, and remains open through six weeks thereafter.

3. Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company's prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) major changes in the Company's management or the board of directors;

(vii) changes in dividends;

(viii) extraordinary borrowings;

(ix) major changes in accounting methods or policies;

(x) award or loss of a significant contract;

(xi) cybersecurity risks and incidents, including vulnerabilities and breaches;

(xii) changes in debt ratings;

(xiii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv) offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult with counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material. When in doubt, err on the side of caution and do not trade.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and "nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the day the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with counsel or assume that the information is nonpublic and treat it as confidential.

(c) Compliance Officer. The Company has appointed the Director of Human Resources as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws; and

(iii) providing a reporting system with an effective whistleblower protection mechanism.

4. Exceptions

The trading restrictions of paragraph 2 do not apply to the following:

(a) Options. The exercise of stock options for cash and cashless exercise of stock options through a broker (but the restrictions of paragraph 2 do apply to the sale of the underlying shares of stock and may, therefore, limit the ability to do a cashless exercise); and

(b) Rule 10b5-1 Plans. Purchases or sales made pursuant to a Rule 10b5-1 plan.

5. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. Pursuant to federal and state securities laws, Covered Persons may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities in violation of applicable securities laws and regulations at a time when they have knowledge of “material, non-public information” regarding the Company. Covered Persons may also be liable for improper transactions by any person to whom they have disclosed “material non-public information” regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. There is no requirement that the person disclosing the information have profited from the disclosure in order to be found liable.

(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause, or the determination of ineligibility for the future participation in the Company’s award of stock options. Company Insiders, who are not employees, who violate this Policy may be subject to removal from their positions and ineligibility for the future participation in the Company’s award of stock options.

6. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer

7. Prohibited Transactions

Company Insiders, including any person's spouse, other persons living in such person's household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company's securities:

(i) Short sales. Insiders may not sell the Company's securities short;

(ii) Options trading. Insiders may not buy or sell puts or calls or other derivative securities on the Company's securities;

(iii) Trading Incidental to Share Repurchase Plan Announcements. Insiders may not buy, sell, donate or otherwise transact business in Company securities within four trading days before or after the Company’s public announcement of a repurchase plan with respect to such Company securities or the announcement of an increase in the number of securities subject to a repurchase plan.

(iv) Trading on margin or pledging. Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v) Hedging. Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

Company Insiders may be liable to the Company under Section 16(b) of the Securities Exchange Act of 1934, as amended, for any “profit” realized as a result of any purchase followed by a sale, or sale followed by a purchase, of the Company’s securities within any period of less than six months. Before engaging in any transaction in the Company’s securities, a Company Insider should carefully consider whether he or she has made any other transaction during the preceding six months and, if so, whether such transactions would result in profits recoverable under Section 16(b).

8. Acknowledgment and Certification

The Company may require that all Covered Persons be required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company's Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________

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